Exhibit 10.77

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, including the exhibits hereto, this “Agreement”), dated as of May 31, 2020, is entered into by and among:

(a)           VIVUS, Inc., a Delaware corporation (“VIVUS”);

(b)           Vivus Pharmaceuticals Limited, a Canadian limited company (“Vivus Limited”);

(c)           Vivus B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Vivus B.V.”);

(d)           Vivus Digital Health Corporation, a Delaware corporation (Vivus Digital Health Corporation along with VIVUS, Vivus Limited, and Vivus B.V., collectively, the “Company” or the “Debtors”); and

(e)           the undersigned holder of the notes issued under that certain Indenture, dated as of May 21, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Convertible Notes Indenture”), by and among VIVUS, Deutsche Bank Trust Company Americas, as Convertible Notes Trustee (in such capacity, the “Trustee”), and Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC), as the sole remaining holder holding notes issued thereunder (the “Convertible Notes”) and party thereto (the “Convertible Noteholder” and the undersigned Convertible Noteholder, together with its respective successors and permitted assigns and any subsequent Convertible Noteholder that becomes party hereto in accordance with the terms hereof, the “Supporting Noteholder,” as to each, solely in such capacity).

The Company, the Supporting Noteholder, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and each individually as a “Party.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them, as applicable, in the Term Sheet (as defined below) attached hereto as Exhibit A.

When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, including all exhibits to this Agreement, (iii) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iv) the word “or” shall not be exclusive and shall be read to mean “and/or.”  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

RECITALS

WHEREAS, pursuant to that certain Agreement Regarding Convertible Notes, dated as of April 29, 2020 (the “Convertible Notes Agreement”), by and between VIVUS and the Convertible Noteholder, on May 1, 2020 the maturity date of all obligations set forth in the Convertible Notes Indenture occurred (the “Convertible Notes Maturity Date”) and, (i) VIVUS (a) paid the Convertible Noteholder all accrued and unpaid interest with respect to the Convertible Notes, in the amount of $3,828,712.50; and (b) honored all payments or conversions, as applicable, due in respect to the Convertible Notes to holders of such Convertible Notes other than the Convertible Noteholder, leaving $170,165,000.00 as the outstanding principal amount of Convertible Notes (the “Principal Amount”) and the Convertible Noteholder as the sole remaining Convertible Noteholder; and (ii) subject to certain conditions, the Convertible Noteholder granted a Grace Period (as such term is defined in the Convertible Notes Agreement) to VIVUS with respect to the payment of Principal Amount on the Convertible Notes owed to it and further agreed to forbear from exercising any and all remedies available to the Convertible Noteholder with respect to the receipt of the Principal Amount on the Convertible Notes Maturity Date under the Convertible Notes Indenture during the Grace Period (as defined therein);

WHEREAS, the Convertible Notes Agreement provides, among other things, that until the Termination Date under the Convertible Notes Agreement, the Company, its Affiliate entities, its subsidiary entities, and/or its agents shall not directly or indirectly, solicit, initiate, negotiate, consummate or encourage any proposals or offers from any other person or entity relating to a transaction involving a financial or other restructuring of the Company or any of its subsidiaries, or any Alternative Transaction (as defined in the Convertible Notes Agreement);

WHEREAS, the Parties have agreed, subject to completion of the Convertible Noteholder’s due diligence to its satisfaction and the resulting amendment and restatement of the Term Sheet, to enter into certain transactions reflected in the Term Sheet, as so modified (the “Restructuring Transactions”), in furtherance of a global restructuring of the Company’s capital structure in accordance therewith (the “Restructuring”), which is to be implemented through a joint prearranged plan of reorganization (as may be amended or modified from time to time, the “Plan”), a solicitation of votes thereon (the “Solicitation”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and the commencement by the

Company of voluntary cases (the “Chapter 11 Cases”) under the Bankruptcy Code in a bankruptcy court to be mutually agreed by the Company and the Supporting Noteholder (the “Bankruptcy Court”);

WHEREAS, as of the date hereof, the Supporting Noteholder holds 100% of the outstanding principal amount of the Convertible Notes;

WHEREAS, the Supporting Noteholder (in such capacity, the “DIP Commitment Party”) has agreed, subject to completion of due diligence to its satisfaction, to commit to provide the DIP Facility (as defined below), in accordance with and subject to the terms and conditions set forth in the DIP Term Sheet (as defined below) and pursuant to the terms and conditions set forth in the DIP Orders (defined below); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters set forth in the Term Sheet and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)           “Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For purposes of this definition, with respect to any Person in which IEH (as defined in the Term Sheet) does not (i) beneficially own, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise have the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, IEH shall only be deemed to control such Person to the extent that, with respect to any particular matter, IEH or its other Affiliates, or IEH’s or such Affiliate’s employees, in their capacities as a shareholder, director, manager or general partner (or similar position) of such Person have voted or consented to take action, or encouraged others to vote or consent to take action (or take action if no vote or consent is required) with respect to such matter.  For the avoidance of doubt, “Affiliate” shall not include the Company.

(b)           “Alternative Restructuring” means any (A) direct or indirect issuance, acquisition, purchase, sale, or transfer of any debt or equity securities or right or interest therein,

(B) recapitalization, financing, refinancing, restructuring, bankruptcy, merger, consolidation, sale of all or any portion of assets outside the ordinary course of business, liquidation, dissolution, or similar action or transaction, or (C) other action, transaction, or agreement which would reasonably be expected to materially interfere with, delay, or prevent a potential financial restructuring with the consent of the Supporting Noteholder, including dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale, financing (debt or equity), plan proposal, or restructuring of the Company, other than the Plan that contemplates the Restructuring Transactions, as to each, applicable to or involving any of the Company or any of its subsidiary or Affiliate entities individually or in the aggregate; provided, however, that a Permitted Refinancing prior to the Permitted Refinancing Deadline and the Restructuring set forth in the Plan shall not be an Alternative Restructuring.

(c)           “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(d)           “Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan in the Chapter 11 Cases.

(e)           “Definitive Documents” means (i) this Agreement, (ii) the Plan and Plan Supplement, and (iii) all documents (including any related orders, agreements, instruments, schedules, or exhibits) that are described in or contemplated by this Agreement and the Plan and that are otherwise necessary or desirable to implement, or otherwise relate to, the Restructuring, including (1) the Disclosure Statement, (2) the Solicitation materials, (3) the Confirmation Order, (4)  first day and other motions and orders of the Bankruptcy Court approving any first day or other motions, (5) the Plan Supplement, (6) the motion seeking approval by the Bankruptcy Court of the DIP Facility and the DIP Orders, (7) the order of the Bankruptcy Court approving the Debtors’ assumption of this Agreement, (8) the DIP Agreement, (9) the Exit Facility, (10) the New Corporate Governance Documents, (11) the No Trading Order, (12) the Exit Facility credit agreement, (13) the Bar Date Order (defined below), and (14) any other material documents, instruments, schedules, or exhibits described in, related to, or contemplated in, or necessary to implement, each of the foregoing.  The Definitive Documents not executed or in a form attached to this Agreement as of the date of this Agreement remain subject to negotiation and completion.

(f)            “DIP Commitment” means the commitment of the DIP Commitment Party to provide the DIP Facility in accordance with the terms set forth in the DIP Term Sheet.

(g)           “DIP Agreement” means the credit agreement evidencing the DIP Facility.

(h)           “DIP Facility” means the debtor-in-possession priming loan facility to be provided to the Company in accordance with the terms, and subject in all respects to the conditions, as set forth in the DIP Agreement and pursuant to the terms and conditions of the DIP Orders.

(i)            “DIP Orders” means the Interim DIP Order and Final DIP Order.

(j)            “DIP Term Sheet” means the term sheet describing the terms of the DIP facility, which shall be acceptable in form and substance to the Company, the Supporting Noteholder, DIP Lender, and DIP Agent, each in its respective sole discretion (and which they shall use commercially reasonable efforts to finalize and attach as an exhibit to this Agreement on or before June 5, 2020 or otherwise as soon as practicable).

(k)           “Disclosure Statement” means the disclosure statement containing adequate information for the Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law, and all exhibits, schedules, supplements, modifications, amendments, annexes, and attachments to such disclosure statement.

(l)            “Effective Date” means the date that is the first Business Day on which (i) all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan and (ii) no stay of the Plan or Confirmation Order is in effect.

(m)          “Enforcement Actions” has the meaning set forth in the Convertible Notes Agreement.

(n)           “Exit Facility” means the loan facility to be provided by the Supporting Noteholder to the Company in accordance with the terms, and subject in all respects to the conditions, as set forth in the Exit Financing Commitment Letter.

(o)           “Exit Financing Commitment Letter” means the commitment letter to be agreed by the parties thereto, which shall be acceptable in form and substance to the Company, the Supporting Noteholder, DIP Lender, and DIP Agent, each in its respective sole discretion.

(p)           “Final DIP Order” means the final order to be entered by the Bankruptcy Court, approving, among other things, the Company’s entry into the DIP Facility.

(q)           “Interests” means collectively, (a) any equity security as defined in section 101(16) of the Bankruptcy Code, (b) any other instrument evidencing an ownership interest, whether or not transferable, (c) any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest, and (d) any and all Claims that are otherwise determined by the Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest, as to each, in or with respect to the Company.

(r)            “Interim DIP Order” means the interim order to be entered by the Bankruptcy Court, approving, among other things, the Company’s entry into the DIP Facility on an interim basis.

(s)            “New Corporate Governance Documents” means (i) amended by-laws, (ii) an amended certificate of incorporation, and (iii) any other applicable material governance and/or organizational documents of the Reorganized Debtors.

(t)            “Ownership Change Analysis” means that certain analysis, dated April 17, 2020 prepared by that certain “Big 4” accounting firm showing that no “ownership change”

of the Company (within the meaning of Section 382 of the Code) has occurred during the period from January 1, 2013 through April 17, 2020.

(u)           “Permitted Refinancing” means any financing or financings (but only if closed concurrently), the proceeds of which are used to pay full in cash all amounts due and owing under the Convertible Notes (as well as all of IEH’s and the Trustee’s reasonable and documented fees and expenses, including attorneys’ fees) no later than Permitted Refinancing Deadline; provided, however, that if such financing(s) shall cause an “ownership change” of the Company (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, the “Code”)), the proceeds shall immediately be used to fully pay the Convertible Notes prior to or concurrently with such ownership change.

(v)           “Permitted Refinancing Deadline” means June 30, 2020.

(w)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.

(x)           “Plan Document” means any of the documents concerning the Plan to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement.

(y)           “Plan Supplement” means a supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court no later than seven (7) calendar days before the Voting Deadline, which shall include (i) the New Corporate Governance Documents, (ii) to the extent known and determined, the number and slate of directors to be appointed to the New Board, and any information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code, (iii) any contingent value right documents, (iv) the management incentive plan for the Reorganized Debtors, (v) schedule of rejected contracts, and (vi) all documents related to the Exit Facility; provided, however, that, through the Effective Date, the Company shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of the Plan and this Agreement.

(z)           “Released Parties” means, collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Supporting Noteholder, (iv) the Convertible Notes Trustee, (v) the DIP Agent, (vi) the DIP Lender, (vii) the Exit Agent, (viii) the Exit Lender, and (ix) with respect to each of the foregoing Persons in clauses (i) through (viii), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers and directors, principals, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.  Notwithstanding the foregoing, any Person that opts out of the releases by the Releasing Parties (as defined in the Term Sheet) set forth in the Plan shall not be deemed a Released Party hereunder.

(aa)         “Reorganized Debtor(s)” means with respect to each Debtor, such Debtor as reorganized as of the Effective Date in accordance with the Plan.

(bb)         “Reorganized VIVUS” means reorganized VIVUS, which will, in accordance with the terms hereof and the Definitive Documents, receive equity interests in VIVUS, to be held directly or indirectly.

(cc)         “Requisite Creditors” means, as of the date of determination, consenting creditors holding at least a majority of the outstanding Convertible Notes.

(dd)         “Securities Act” means the Securities Act of 1933, as amended.

(ee)         “Solicitation” means the solicitation of votes on the Plan.

(ff)          “Support Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company, and (ii) the Supporting Noteholder.

(gg)         “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 5 hereof and (ii) the Effective Date.

(hh)         “Supporting Noteholder’s Counsel” means Dentons US LLP, as counsel to the Supporting Noteholder.

(ii)           “Term Sheet” means that certain Restructuring Term Sheet, dated as of May 31, 2020, attached hereto as Exhibit A (including any schedules, annexes, and exhibits attached thereto).

(jj)           “Voting Deadline” means ten (10) days before the hearing to consider confirmation of the Plan or such date and time as may set by the Bankruptcy Court.

2.             Bankruptcy Process; Plan of Reorganization; Convertible Notes Agreement.

(a)           The Term Sheet.  The Term Sheet is expressly incorporated herein and made a part of this Agreement.  The terms and conditions of the Restructuring are set forth in the Term Sheet; provided, that the Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, the terms of the Term Sheet shall govern.  Any amendment to the Term Sheet shall be acceptable to the Company and the Supporting Noteholder, each in its sole discretion.

(b)           Definitive Documents.  Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement each as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9 herein, and (ii) shall otherwise be in form and substance reasonably acceptable to the Supporting Noteholder and the Company; provided, however, that the DIP Facility, the DIP Orders, the DIP Agreement, the Confirmation Order, the Exit Facility, and the

Exit Facility credit agreement, the key employee incentive plan, the management incentive plan and the New Corporate Governance Documents shall be acceptable to each of the Supporting Noteholder, DIP Lender, DIP Agent, Exit Lender and Exit Agent, as applicable, each in its sole discretion.

(c)           Bankruptcy Court Approval. The Company shall obtain a Final Order (as defined in the Term Sheet), in form and substance reasonably acceptable to the Supporting Noteholder, approving the assumption of this Agreement and the Termination Fee by no later than thirty-five (35) days after the Petition Date.

(d)           Commencement of the Chapter 11 Cases.  The Company further agrees that if the Permitted Refinancing is not completed by the Permitted Refinancing Deadline, no later than July 13, 2020 (the “Outside Petition Date,” and the date on which such filing occurs, the “Petition Date”), the Company shall file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Cases; provided, however, that the Company and Supporting Noteholder will use commercially reasonable efforts to expedite the Petition Date so that it occurs as soon as possible after the Permitted Refinancing Deadline.

(e)           Bar Date.  If the Permitted Refinancing is not completed by the Permitted Refinancing Deadline, (i) on the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking a bar date order establishing the last date by which all known, unknown, liquidated, or contingent claims may be asserted against the Company and (ii) the Company shall obtain entry of such bar date order no later than five (5) business days after the Petition Date (the “Bar Date Order”).  The Bar Date Order shall provide that the bar date for non-governmental claims shall not be later than forty-five (45) days after the Petition Date.

(f)            DIP Financing.  If the Permitted Refinancing is not completed by the Permitted Refinancing Deadline (i) on the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking entry of the DIP Orders and (ii) the Company shall obtain (x) entry of the Interim DIP Order by the Bankruptcy Court no later than five (5) business days after the Petition Date, and (y) entry of the Final DIP Order, by the Bankruptcy Court, no later than thirty-five (35) calendar days after the Petition Date.

(g)           Filing of Plan and Disclosure Statement. If the Permitted Refinancing is not completed by the Permitted Refinancing Deadline, the Company shall file the Plan and the Disclosure Statement by the Petition Date.

(h)           Approval of Disclosure Statement and Confirmation of Plan.  If the Permitted Refinancing is not completed by the Permitted Refinancing Deadline, the Company shall obtain the Disclosure Statement Order by no later than thirty-five (35) days after the Petition Date and Confirmation Order by no later than seventy-five (75) days after the Petition Date.

(i)            Effective Date. The Debtors shall cause the Effective Date to occur no later than ninety (90) days after the Petition Date; provided however, that the Company and Supporting Noteholder shall use commercially reasonable efforts to cause the Effective Date to occur as soon as is practicable after the entry of the Confirmation Order (including seeking the waiver of any stay to consummate the Plan).

(j)            Convertible Notes Agreement.  The term “Termination Date” in the Convertible Notes shall be replaced with the term “Grace Period Termination” from this Agreement and the terms and conditions of the Convertible Notes Agreement, including as to exclusivity,  shall remain in full force and effect; provided, however, notwithstanding anything to the contrary herein, the pursuit, negotiation, and consummation of the Permitted Refinancing by the Permitted Refinancing Deadline shall not constitute a breach of the Convertible Notes Agreement.

3.             Agreements of the Supporting Noteholder.

(a)           Voting; Support.  The Supporting Noteholder agrees that, solely for the duration of the Support Period, and subject in all respects to the terms and conditions of this Agreement, the DIP Facility, the Exit Facility and the Plan Documents, the Supporting Noteholder shall:

i.          vote its claims under the Convertible Notes to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan following the commencement of Solicitation and its actual receipt of the Disclosure Statement and other related Solicitation materials no later than five (5) business days from commencement of Solicitation;

ii.         consent to and not opt-out of the releases of the Company, Reorganized Debtors, and the Released Parties substantially in the form set forth in the Plan, on a timely basis following commencement of the Solicitation;

iii.        not change or withdraw (or cause or direct to be changed or withdrawn) any such vote or release described in clauses (i) or (ii) above; provided, however, that, notwithstanding anything in this Agreement, the vote of the Supporting Noteholder in respect of the Plan shall be, immediately and automatically without further action by the Supporting Noteholder, deemed a vote to reject the Plan and an opt-out of the releases in the Plan upon termination of this Agreement or the Support Period prior to the Effective Date pursuant to the terms hereof;

iv.        not directly or indirectly, through any person or entity (including, without limitation, any trustee), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any restructuring or reorganization of any Debtor that is inconsistent with the Plan or object to or take any other action that is materially inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions;

v.         not direct the Trustee to take any action inconsistent with the Supporting Noteholder’s obligations under this Agreement or the Plan, and, if the

Trustee takes any action inconsistent with such Supporting Noteholder’s obligations under this Agreement or the Plan, such Supporting Noteholder shall direct and use its commercially reasonable efforts to cause the Trustee to cease, withdraw, and refrain from taking any such action;

vi.        support and take all actions necessary or reasonably requested by the Company to facilitate the Solicitation, obtain approval and entry of the DIP Orders, approval of the Disclosure Statement, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement;

vii.       negotiate in good faith and use commercially reasonable efforts to negotiate, execute and deliver such other related Definitive Documents as may be required to implement the Restructuring Transactions and obtain entry of the Confirmation Order;

viii.      not take any action that is inconsistent in any material respect with, or is intended to frustrate, delay or impede in any material respect the timely approval and entry of the Confirmation Order and consummation of the Restructuring Transactions;

ix.        to the extent any legal or structural impediments arise that would prevent, hinder or delay the consummation of the Plan and Restructuring Transactions contemplated by the Definitive Documents, negotiate, in good faith, appropriate additional or alternative provisions to address any such impediments; provided, however, that the Parties agree no such legal or structural impediments exist as of the Support Effective Date; and

x.         promptly notify the Company, in writing, of any material governmental or third-party complaints, litigations, investigations, or hearings (or written communications indicating that the same may be contemplated or threatened) with respect to the Restructuring.

(b)           Transfers. The Supporting Noteholder agrees that, for the duration of the Support Period, the Supporting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of or offer or contract to pledge, encumber, assign, sell or otherwise transfer (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims under the Convertible Notes or interest therein (including for the stock receivable from Reorganized VIVUS pursuant to the Plan), or any other claims against or interests in the Company (including grant any proxies, deposit any Claims against or interests in the Company into a voting trust or entry into a voting agreement with respect to any such Claims or interests unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become a Supporting Noteholder and to be bound by all of the terms of this Agreement applicable to the Supporting Noteholder (including with respect to any and all Claims or other claims or interests it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days following such execution and prior to the Effective Date, to Weil, Gotshal & Manges LLP (“Weil”), as counsel to the Company, and the Supporting Noteholder’s Counsel, in which event (A) the transferee (including the Supporting Noteholder transferee, if applicable) shall be deemed to be a Supporting Noteholder hereunder to the extent of such transferred rights and obligations and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. The Supporting Noteholder agrees that, for the duration of the Support Period, the Supporting Noteholder shall not convert any Convertible Notes to equity of VIVUS; provided, that notwithstanding anything to the contrary in this Section 3(b), the Supporting Noteholder shall not be restricted from purchasing or acquiring any Claims against the Company (including the Secured Note Claims (as defined in the Term Sheet)).

The Supporting Noteholder agrees that any (x) Transfer of any Claims or Interests it has under the Convertible Notes or interests therein that does not comply with the terms and procedures set forth herein and (y) conversion of Convertible Notes to equity of VIVUS shall, in each case, be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer or conversion.  If the Supporting Noteholder effectuates a Transfer in accordance with this Agreement, the Supporting Noteholder shall have no liability under this Agreement arising from or related to the failure of the transferee to comply with the terms of this Agreement.

Notwithstanding the above, a Supporting Noteholder may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker(1) without the requirement to execute a Joinder Agreement, provided that, as to a Qualified Marketmaker, (I) such Qualified Marketmaker must Transfer such right, title, or interest within seven (7) calendar days following its receipt thereof, (II) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Supporting Noteholder at the time of such Transfer, and (III) the Qualified Marketmaker complies with Section (d) hereof.

(c)           Additional Claims and Interests.  Other than the sentence immediately set forth above, this Agreement shall in no way be construed to preclude the Supporting Noteholder from acquiring additional Claims against or equity interests in the Company; provided, that (i) if the Supporting Noteholder acquires additional Claims against or Interests in the Company after the date hereof, the Supporting Noteholder shall notify the Company and Weil within a reasonable period of time following such acquisition and (ii) the Supporting Noteholder hereby acknowledges and agrees that such additional Claims and Interests shall automatically and immediately upon acquisition by the Supporting Noteholder be subject to the terms of this Agreement.

(d)           Obligations of Qualified Marketmaker. If, during the Support Period, and at the time of a proposed Transfer of Claims to a Qualified Marketmaker, such Claims (i) may be

(1)         As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against the Company (or enter with customers into long and short positions in Claims against the Company), in its capacity as a dealer or marketmaker in Claims against the Company and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

voted on the Plan, the proposed transferor Supporting Noteholder must first vote such Claims in accordance with Section 3(a) or (ii) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not Transfer such Claims or Interests to a subsequent transferee prior to the third (3rd) Business Day prior to the expiration of the applicable Voting Deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Supporting Noteholder with respect to such Claims in accordance with the terms hereof (including the obligation to vote in favor of the Plan) and shall vote in favor of the Plan in accordance with Section 3(a) hereof; provided, that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Supporting Noteholder with respect to such Claims at such time that the transferee of such Claims becomes a Supporting Noteholder, with respect to such Claims.

(e)           Grace Period.(2)  Each Supporting Noteholder agrees that the Grace Period shall be extended until and terminate, automatically without any notice or action, upon the earliest to occur of (the “Grace Period Termination”) (i) indefeasible payment in full in cash of all Obligations under the Convertible Notes pursuant to the terms of the Convertible Notes Indenture (as well as all of IEH’s and the Trustee’s reasonable and documented fees and expenses, including attorneys’ fees) pursuant to a Permitted Refinancing on or before the Permitted Refinancing Deadline, (ii) the Petition Date, (iii) the termination of the Support Period, (iv) at the time of any breach or failure to fulfill or comply with any obligations under Section 5 of the Convertible Notes Agreement unless expressly permitted under this Agreement, or (v) as may be otherwise agreed by the Company and the Supporting Noteholder in a signed agreement. For the avoidance of doubt, upon the Grace Period Termination all Obligations shall be accelerated and immediately due and payable in full in cash.  For further avoidance of doubt, during the Support Period, the Supporting Noteholder agrees to forbear from taking, and hereby directs the Trustee to forbear from taking, any of the Enforcement Actions. The Supporting Noteholder further agrees that if the Trustee takes any Enforcement Action inconsistent with such the Supporting Noteholder’s obligations under this Agreement with respect such Enforcement Action, such Supporting Noteholder shall use commercially reasonable efforts to cause the Trustee to cease and refrain from taking such Enforcement Action.  For the avoidance of doubt, any portion of the Convertible Notes rolled up into the DIP Facility pursuant to any DIP Order shall be considered part of the DIP Facility and shall not constitute Convertible Notes for any and all purposes under this Agreement.

(f)            D&O Claims.  Regardless of whether or not the Bankruptcy Court approves the releases set forth in the Term Sheet against the Released Parties, during the Support Period and after the Effective Date, the Supporting Noteholder (in any capacity) hereby covenants and agrees not to pursue any claims that the Supporting Noteholder may have against the Released Parties, including the current and former directors and officers of the Company.

(g)           DIP Facility. The Supporting Noteholder agrees to work in good faith to negotiate and execute the DIP Term Sheet.  Subject to the conditions set forth in the DIP Term

(2)  Capitalized terms used in this Section 3(e) and not otherwise defined shall have the meanings ascribed in the Convertible Notes Agreement.

Sheet, the Supporting Noteholder agrees to (i) work in good faith to negotiate and execute the DIP Credit Agreement and to prepare the DIP Orders, (ii) use its commercially reasonable efforts to assist the Company in obtaining entry of and to support such entry of the DIP Orders, and (iii) object to and not propose, seek approval for, or support any debtor in possession financing that is not consistent with the DIP Facility, DIP Term Sheet, and DIP Credit Agreement.

(h)           Exit Facility. The Supporting Noteholder agrees to work in good faith to negotiate and execute the Exit Financing Commitment Letter.  Subject to the conditions set forth in the Exit Financing Commitment Letter, the Supporting Noteholder agrees to (i) work in good faith to negotiate and execute the Exit Facility credit agreement, (ii) use its commercially reasonable efforts to assist the Company in obtaining approval of the Exit Facility and any documentation thereof in the Confirmation Order, and (iii) object to and not propose, seek approval for, or support any financing to consummate the Plan that is not consistent with the Exit Facility, Exit Financing Commitment Letter, and Exit Facility credit agreement.

(i)            New Corporate Governance Documents.  The Supporting Noteholder hereby agrees to provide drafts of the New Corporate Governance Documents through the Supporting Noteholder’s Counsel to Weil no later than fourteen (14) calendar days before the Voting Deadline.

4.             Agreements of the Company.

(a)           General Covenants.

i.              The Company acknowledges and agrees to the provisions in Section 3(e) of this Agreement;

ii.             Subject to the conditions set forth in the DIP Term Sheet, the Company agrees to (i) work in good faith to negotiate and execute the DIP Credit Agreement and to finalize the proposed DIP Orders, (ii) use commercially reasonable efforts to obtain entry of and to support such entry of the DIP Orders, and (iii) object to and not propose, seek approval for, or support any debtor in possession financing that is not consistent with the DIP Facility, DIP Term Sheet, and DIP Credit Agreement;

iii.            Subject to the conditions set forth in the Exit Financing Commitment Letter, the Company agrees to (i) work in good faith to negotiate and execute the Exit Facility credit agreement, (ii) use its commercially reasonable efforts in obtaining approval of the Exit Facility and any documentation thereof in the Confirmation Order, and (iii) object to and not propose, seek approval for, or support any financing to consummate the Plan that is not consistent with the Exit Facility, Exit Financing Commitment Letter, and Exit Facility credit agreement;

iv.            The Plan shall provide that all obligations in respect of the Convertible Notes constitute allowed claims in an amount agreed between the Debtors and the Supporting Noteholder, which shall not be less than

$169,165,000.00 plus accrued interest, fees and expenses (including the Supporting Noteholder’s and Trustee’s reasonable fees and expenses); and

v.             The Company shall redeem $1,000,000 of principal amount of the Convertible Notes for cash in an equal amount to be paid to the Supporting Noteholder no later than three (3) business days from the Support Effective Date.

(b)           Support Period Covenants.  The Company agrees that the Company shall, and shall cause each of its subsidiaries included in the definition of Company, to:

i.          not rescind, cancel, modify, supplement or replace its Preferred Stock Rights Agreement, dated as of December 30, 2019, or execute or implement any agreement, plan or document with terms or intent similar thereto;

ii.         (i) not take or permit any action to (w) cause an “ownership change” of the Company (within the meaning of Section 382 of the Code), other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020 (an “Ownership Change”), (x) amend any of its income tax returns, (y) file any income tax return in a manner inconsistent with past practice (unless otherwise required by law), or (z) dispose of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions or this Agreement), in each case, to the extent such action would impair the value or availability for use of the Company’s net operating loss carryforwards, tax credits, or other tax attributes for U.S. federal income tax purposes as of the Company’s taxable year ending on December 31, 2019 (collectively, the “Tax Attributes”), assuming, for avoidance of doubt, that since January 1, 2013, an Ownership Change has not occurred as of the Support Effective Date  and (ii) shall seek entry of an Order of the Bankruptcy Court, enjoining actions by holders of Interests that could impair the value or availability for use of the Company’s Tax Attributes as compared to the Support Effective Date (the “No Trading Order”);

iii.        support and take all actions necessary or reasonably requested by the  Supporting Noteholder to effectuate and facilitate the Solicitation, approval of the Disclosure Statement, approval and entry of the Confirmation Order, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement;

iv.        work in good faith to (A) negotiate, deliver and execute the remaining Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement and (B) obtain (1) approval by the Bankruptcy Court of the Solicitation materials and (2) entry of the Confirmation Order by the Bankruptcy Court in accordance with the Bankruptcy Code, the Bankruptcy Rules and the timeframes set forth in this Agreement;

v.         use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions embodied in the Plan, if any;

vi.        not take any action that is inconsistent in any material respect with, or is intended to frustrate, delay or impede in any material respect the timely approval and entry of the Confirmation Order and consummation of the Restructuring Transactions;

vii.       not directly or indirectly, through any person or entity (including, without limitation, any trustee), seek, solicit, propose, support, assist, fail to object to, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any restructuring or reorganization of any Debtor that is inconsistent with the Plan or object to or take or fail to take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Solicitation, approval of the Disclosure Statement, approval and entry of the Confirmation Order or the confirmation and consummation of the Plan and the Restructuring Transactions;

viii.      provide draft copies of all motions or applications and other documents related to the Restructuring Transaction (including all substantive “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, ballots, Plan Supplement and other Solicitation materials in respect of the Plan and any proposed amended version of the Plan or the Disclosure Statement, and a proposed Confirmation Order) the Company intends to file with the Bankruptcy Court to the Supporting Noteholder’ Counsel, if reasonably practicable, at least four (4) days prior to the date when the Company intends to file any such pleading or other document, and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement (provided, that if delivery of such motions, orders, or materials at least four (4) days in advance is not reasonably practicable prior to filing, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and shall consult in good faith with the Supporting Noteholder’ Counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court; provided, however, the Company shall not file any Definitive Document without first obtaining the approval of the Supporting Noteholder as required in Section 2(b) hereof.

ix.        to the extent any legal or structural impediments arise that would prevent, hinder or delay the consummation of the Plan and Restructuring Transactions contemplated by the Definitive Documents, negotiate, in good faith, appropriate additional or alternative provisions to address any such impediments; provided, however, that the Parties agree no such legal or structural impediments exist as of the Support Effective Date;

x.         timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

xi.        pay in cash all reasonable and documented fees and expenses of Supporting Noteholder (including attorney’s fees) and the Trustee within five (5) business days of receipt of an invoice therefor, (A) one business day immediately preceding the Petition Date and (B) subject to any required approvals of the Bankruptcy Court, from time to time thereafter (but not more often than monthly and for payment on the Effective Date) regardless of whether the Restructuring Transaction is or has been consummated;

xii.       if the Company becomes aware of any breach by the Company or its representatives of any of the obligations, representations, warranties or covenants of the Company set forth in this Agreement or the Plan, the Company shall furnish prompt written notice (and in any event within three (3) business days of obtaining actual knowledge) to counsel to the Supporting Noteholder and shall use commercially reasonable efforts to take all remedial action reasonably necessary as soon as reasonably practicable to cure such breach;

xiii.      operate their business in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations resulting from or relating to the Plan or the commencement of the Chapter 11 Cases with the Supporting Noteholder’s consent);

xiv.     to the extent any legal or structural impediments arise that would prevent, hinder or delay the consummation of the Plan and Restructuring Transactions contemplated by the Definitive Documents, negotiate, in good faith, appropriate additional or alternative provisions to address any such impediments to the Supporting Noteholder’s satisfaction;

xv.      not acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise), or file any motion or application seeking authority to acquire or divest, (A) any corporation, partnership, limited liability company, joint venture, or other business organization or division or (B) the Company’s assets other than in the ordinary course of business or with the advance written consent of the Supporting Noteholder;

xvi.     not challenge the validity and enforceability of the Convertible Notes or the Obligations in any way, including seeking any such determination or the avoidance, disallowance, recharacterization, reduction, offset, recoupment or subordination of the Convertible Notes or the Obligations;

xvii.    not redeem, purchase, issue, acquire or offer to acquire any Interests, or pay any dividend or make any distribution on account thereof; and

5.             Termination of Agreement.

(a)           This Agreement shall terminate (i) automatically upon completion of (x) the Permitted Refinancing prior to the Permitted Refinancing Deadline or (y) an Alternative Restructuring, (ii) automatically upon the Effective Date, or (iii) unless cured prior thereto, three (3) business days following the delivery of written notice (in accordance with Section 19 hereof) that has not been retracted by the sender in writing from: (x) the Supporting Noteholder to the Company at any time after the occurrence and during the continuance of any Creditor Termination Event (as defined below); or (y) the Company to the Supporting Noteholder at any time after the occurrence and during the continuance of any Company Termination Event (as defined below).  Notwithstanding any provision to the contrary in this Section 5, no Party may exercise any of its respective termination rights as set forth herein if such Party has breached, or failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of a Creditor Termination Event or Company Termination Event specified herein.  The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

(b)           A “Creditor Termination Event” shall mean any of the following:

i.          the Supporting Noteholder elects to terminate this Agreement and its obligations under the Term Sheet and DIP Term Sheet because it is not satisfied with its diligence review in its sole discretion; provided, however, that the Supporting Noteholder may not terminate or deliver a notice of termination due to the foregoing Creditor Termination Event before June 30, 2020 if reasonably requested diligence information is being provided by the Company; provided, further, that the Supporting Noteholder shall be permitted in all circumstances to terminate or deliver a notice of termination due to the foregoing Creditor Termination Event on or before July 6, 2020.

ii.         the breach or default by the Company or its failure to fulfill or comply with any of the undertakings, representations, warranties, or covenants of the Company set forth herein (for the avoidance of doubt, including the Term Sheet and DIP Term Sheet) or in the Convertible Notes Agreement in any material respect;

iii.        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been stayed, reversed, or vacated within ten (10) business days after such issuance;

iv.        if a Permitted Refinancing has not occurred by the Permitted Refinancing Deadline and the Company has not satisfied any of the following milestones:(3)

1.              On or before July 9, 2020, the Debtors and IEH, as Exit Lender, shall execute the Exit Financing Commitment Letter;

2.              The Debtors shall commence the respective prearranged Chapter 11 Cases in the Bankruptcy Court no later than July 13, 2020;

3.              The Debtors shall file their Schedules D and E/F of Assets and Liabilities, and the Statements of Financial Affairs no later than seven (7) business days after the Petition Date;

4.              The Debtors shall obtain the Bar Date Order no later than five (5) business days after the Petition Date;

5.              Each Debtor shall file the Plan and Disclosure Statement by no later than the Petition Date;

6.              The Debtors shall file a motion seeking approval of the DIP Facility on the Petition Date;

7.              The Interim DIP Order shall be entered in the Chapter 11 Cases by no later than five (5) business days after the Petition Date, and shall not be reversed, vacated, stayed, appealed, or subject to a request for a new trial, reargument, or rehearing as of the entry of the Final DIP Order;

8.              The No Trading Order shall have been entered by the Bankruptcy Court by no later than three (3) calendar days after the Petition Date, and shall become a Final Order by no later than 35 days after the Petition Date;

(3)  The Supporting Noteholder may determine, by no later than July 6, 2020, in its sole discretion to eliminate the bar date process and GUC Account and permit all Allowed General Unsecured Claims (as defined in the Term Sheet) to be paid in the ordinary course of business; provided, that to the extent the Supporting Noteholder determines to revert to such a timeline, the Milestones (including for the avoidance of doubt, the Petition Date) shall be modified as mutually agreed by the Company and the Supporting Noteholder.

9.              A Final Order of the Bankruptcy Court approving the assumption of this Agreement and the Termination Fee (as defined below) shall be entered by no later than 35 days after the Petition Date;

10.       The Final DIP Order shall be entered in the Chapter 11 Cases by no later than thirty-five (35) calendar days after the Petition Date, and shall not be reversed, vacated, stayed, appealed, or subject to a request for a new trial, reargument, or rehearing as of the Effective Date;

11.       An order approving the Disclosure Statement shall be entered in the Chapter 11 Cases by no later than thirty-five (35) calendar days after the Petition Date;

12.       An order confirming the Plan shall be entered in the applicable Chapter 11 Cases by no later than seventy-five (75) calendar days after the Petition Date; and

13.       The Effective Date shall occur no later than ninety (90) calendar days after the Petition Date, provided however, that the Company and Supporting Noteholder shall use commercially reasonable efforts to cause the Effective Date to occur as soon as is practicable after the entry of the Confirmation Order (including seeking waiver of any stay to consummate the Plan).

v.         an event of default occurs and is continuing under the DIP Credit Agreement, DIP Facility, DIP Orders, or Exit Facility Commitment Letter;

vi.        the Company files any plan of reorganization or liquidation (or disclosure statement related thereto) in the Chapter 11 Cases other than the Plan without the prior written consent of the Supporting Noteholder;

vii.       after filing of any Definitive Document with the Bankruptcy Court, (A) any amendment or modification to any such Definitive Document is made by the Company or (B) any pleading or request that seeks Bankruptcy Court approval to amend or modify any such Definitive Document is made by the Company, and such amendment, modification, request or filing is (1) inconsistent in any material respect with any Definitive Document and (2) not in form and substance reasonably acceptable to the Supporting Noteholder;

viii.      the Bankruptcy Court grants relief that is inconsistent in any material respect with any Definitive Document that has been filed with the Bankruptcy Court;

ix.        (A) a trustee, receiver, or examiner with expanded powers is appointed in one or more of the Chapter 11 Cases, (B) the filing by the Company of a motion or other request for relief seeking to dismiss any of the Chapter 11 Cases or convert any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, or (C) entry of an order by the Bankruptcy Court dismissing any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code;

x.         the Company challenges, or fails to defend, the validity and enforceability of the Convertible Notes or the Obligations in any way, including seeking any such determination or concerning the avoidance, disallowance, recharacterization, reduction, offset, recoupment or subordination of the Convertible Notes or the Obligations;

xi.        the Bankruptcy Court enters an order in the Chapter 11 Cases terminating the Company’s exclusive right to file or solicit a plan or plans of reorganization or liquidation pursuant to Section 1121 of the Bankruptcy Code;

xii.       the Company sells, or files any motion or application seeking authority to sell or abandon a portion of the Company’s assets outside the ordinary course without the prior written consent of the Supporting Noteholder;

xiii.      the Company (A) gives notice of termination of this Agreement, or (B) files a motion or pleading with the Bankruptcy Court seeking to reject or authority to terminate this Agreement;

xiv.     the Company fails to pay, in accordance with this Agreement, the Supporting Noteholder’s and the Trustee’s reasonable and documented fees and expenses, including attorneys’ fees, promptly upon invoice;

xv.      an order is (or orders are) entered by the Bankruptcy Court granting relief from the automatic stay, under Section 362 of the Bankruptcy Code, to the holder or holders of any security interest to permit any exercise of remedies as to any of the Company’s assets (other than in respect of collection solely from available insurance proceeds)  having a fair market value of $2,000,000 or more in the aggregate;

xvi.     the Company (A) seeks to enter into or the Bankruptcy Court approves an Alternative Restructuring or (B) provides notice to counsel to the Supporting Noteholder of its intent to enter into an Alternative Restructuring, including a refinancing of the Convertible Notes after the Permitted Refinancing Deadline;

xvii.    the Confirmation Order fails to expressly provide (A) that General Unsecured Claims (as defined in the Term Sheet), other than governmental claims, are discharged, and (B) that the GUC Amount from the GUC Account (as defined in the Term Sheet) shall be the sole consideration and distributions available in respect of General Unsecured Claims;

xviii.   the GUC Amount shall be in excess of an amount reasonably acceptable to the Supporting Noteholder;

xix.     (w) an “Ownership Change,” (x) any amendment of the Company’s income tax returns, (y) any filing of the Company’s income tax returns in a manner inconsistent with past practice (unless otherwise required by law), or (z) any disposition of the Company’s assets (or other income or gain recognition) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions or this Agreement), in each case, to the extent such action would impair the value or availability for use of the Company’s Tax Attributes, assuming, for avoidance of doubt, that since January 1, 2013, an Ownership Change has not occurred as of the Support Effective Date;

xx.      if the Company fails to provide the Supporting Noteholder at least three (3) business days before the Petition Date an updated Ownership Change Analysis, based on facts known to the Company at such time, prepared by a “Big 4” accounting firm, but covering the additional period through a date that is no more than seven (7) days before the date of delivery, showing that no “ownership change” of the Company (within the meaning of Section 382 of the Code) has occurred; and/or

xxi.     the occurrence of any breach, Default or Event of Default under the Convertible Notes Indenture not caused by or related to the failure to make the Principal Payment on the Maturity Date.(4)

(c)           A “Company Termination Event” shall mean any of the following:

i.          the breach by the Supporting Noteholder of any of the undertakings, representations, warranties, or covenants of the Supporting Noteholder set forth herein in any material respect;

ii.         the board of directors, managers, members, or partners, as applicable, of any Company entity party hereto determines, after consultation with counsel, that continued performance under this Agreement would be reasonably expected to violate the exercise of its fiduciary duties under applicable law;

iii.        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and (a) such ruling, judgment, or order has not been stayed, reversed, or vacated within ten (10) business days after such issuance despite the commercially reasonable efforts of the Company, (b) absent a prior agreement of the Supporting Noteholder, DIP Lenders, DIP Agent, or IEH as Exit Facility lender to modify the Plan or the Restructuring in such a manner as to moot the

(4)  Capitalized terms used in Section 5(b)(xxi) shall have the meanings ascribed in the Convertible Notes Agreement.

aspects of the Plan or Restructuring enjoined or rendered illegal in their sole discretion;

iv.        if the Supporting Noteholder terminates this Agreement;

v.         the Bankruptcy Court enters an order (A) directing the appointment of a trustee in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases absent a request for relief and despite opposition thereto by the Company;

vi.        the GUC Amount shall be less than the amount reasonably acceptable to the Company; and/or

vii.       if the Effective Date has not occurred by the Outside Date.

Notwithstanding the foregoing, any of the dates or deadlines set forth in  Section 5(a), 5(b) and 5(c) may be extended in writing by Agreement of the Company and the Supporting Noteholder (email being sufficient).

(d)           Mutual Termination.  This Agreement may be terminated by mutual agreement of the Company and the Supporting Noteholder, including upon the receipt of written notice delivered in accordance with Section 19 hereof.

(e)           Effect of Termination.  Subject to the proviso contained in Section 5(a) hereof, upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13 hereof, this Agreement (and the Support Period and the Grace Period) shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, the Term Sheet and DIP Term Sheet, the Exit Financing Commitment Letter, (and the Convertible Notes Agreement as to forbearance of rights and remedies during the Grace Period) and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement (or agreed to forbearance of rights and remedies during the Grace Period in the Convertible Notes Agreement), including all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(f)            Termination Fee. If the Supporting Noteholder terminates this Agreement prior to the commencement of the Chapter 11 Cases for any reason other than the termination event set forth in Sections 5(b)(i), or 5(b)(iv)(1), then the Company shall promptly remit to Supporting Noteholder $5,000,000 (five million United States Dollars) in cash or add such amount to the principal amount of the Convertible Notes as of the date of termination.  If the Supporting Noteholder terminates this Agreement after the commencement of the Chapter 11 Cases as a result of a Creditor Termination Event under Sections 5(b)(ii); 5(b)(iv)(2),(3),(5) and (6); 5(b)(vi); 5(b)(vii); 5(b)(x); 5(b)(xii); 5(b)(xiii); 5(b)(xiv); 5(b)(xvi); 5(b)(xix) to the extent resulting from an action or omission by the Company, or 5(b)(xx); then the Company shall promptly remit to Supporting Noteholder $5,000,000 (five million United States Dollars) in cash or add such amount to the principal amount of the Convertible Notes as of the date of termination; provided, that for the avoidance of doubt (i) no Termination Fee will be due, if the Supporting Noteholder terminates this Agreement as a result of the Company’s determination that the DIP Term Sheet, Exit Facility, Commitment Letter or proposed amendments to the Term Sheet are not reasonably satisfactory, and (ii) no Termination Fee shall be payable upon the occurrence of a Permitted Refinancing prior to the Permitted Refinancing Deadline or a Termination of this Agreement upon completion of a Permitted Refinancing prior to the Permitted Refinancing Deadline.

(g)           No Waiver. If the Restructuring is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.             Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents.  Furthermore, subject to the terms hereof, each of the Parties shall (i) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and (ii) refrain from taking any action that would frustrate the purposes and intent of this Agreement.

7.             Representations and Warranties.

(a)           Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a party becomes a Supporting Noteholder party hereto):

i.          such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

ii.         the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule,

or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material debt obligation to which it or any of its subsidiaries is a party except for the filing of the Chapter 11 Cases and the execution, delivery, and performance of the DIP Agreement or related documents;

iii.        the execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws; and

iv.        this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally.

(b)           The Supporting Noteholder represents and warrants to the other Parties that, as of the date hereof (or as of the date the Supporting Noteholder becomes a party hereto), such Supporting Noteholder (i) is the owner of the aggregate principal amount of the Convertible Notes or Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Noteholder that becomes a party hereto after the date hereof) and does not own any other Convertible Notes or Interests, and/or (ii) has, with respect to the beneficial owners of such Convertible Notes, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Convertible Notes or to exchange, assign, and transfer such Convertible Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c)           The Supporting Noteholder makes the representations and warranties set forth in Section 20(c) hereof, and in each case, to the other Parties.

(d)           The Company represents and warrants that:

i.      as of the Support Effective Date and Plan Effective Date, the Company has not and will not have had an ownership change pursuant to Section 382 of the Code since January 1, 2013 that would impair the value or availability of the Company’s Tax Attributes, other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020; and

ii.     from and after the Support Effective Date, the Company shall not have (x) amended any of its income tax returns, (y) filed any income tax return in a matter inconsistent with past practice (unless otherwise required by law), or (z) disposed of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions or this Agreement), in each case, to the extent such action would impair the value or availability for use of the Company’s Tax Attributes.

8.              Disclosure; Publicity.

The Company shall submit drafts to the Supporting Noteholder’s Counsel of any press releases that constitute disclosure of the existence of the terms of this Agreement or any amendment to the terms of this Agreement at least (1) business day prior to making any such disclosure, and consult with the Supporting Noteholder’s with respect thereto in good faith.  Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Supporting Noteholder, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of the Convertible Notes held by any Supporting Noteholder without such Supporting Noteholder’s consent; provided, however, that if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Supporting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and consult with the Supporting Noteholder with respect thereto in good faith, and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Supporting Noteholder).  Notwithstanding the provisions in this Section 8, any Party may disclose, to the extent consented to in writing by the Supporting Noteholder, such Supporting Noteholder’s individual holdings.

9.             Amendments and Waivers.

(a)           Other than as set forth in Section 9(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except with the written consent of the Company and the Requisite Creditors (such consent to be provided or withheld by the Supporting Noteholder on the terms and conditions otherwise set forth in this Agreement, and if not expressly set forth in this Agreement, then not to be unreasonably withheld, conditioned, or delayed);

(b)           Notwithstanding Section 9(a):

i.          any waiver, modification, amendment, or change to this Section 9 shall require the written consent of all of the Parties;

ii.         any modification, amendment, or change to the definition of “Requisite Creditors” shall require the written consent of each Supporting Noteholder included in such definition and the Company;

iii.        any material modification, amendment, or change with respect to the DIP Term Sheet, DIP Facility, or DIP Orders shall require the consent of the DIP Lender and DIP Agent; and

iv.        any material modification, amendment, or change with respect to the Exit Financing Commitment Letter or the Exit Facility shall require the consent of IEH as Exit Facility lender.

10.          Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by all Parties of an executed signature page hereto and shall become effective and binding on all Parties on the Support Effective Date.

11.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

(b)           Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in any federal or state court in New York, New York (“NY Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring.  Each of the Parties agrees not to commence any proceeding relating to this Agreement or the Restructuring except in the NY Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any NY Courts.  Each of the Parties further agrees that notice as provided in Section 19 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court and each of the Parties (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

(c)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.          Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.  Except as set forth in Section 5(f) hereof, the Parties agree that such relief will be their only remedy against the applicable other Party with respect to any such breach, and that in no event will any Party be liable for momentary damages (including consequential, special, indirect or punitive damages or damages for lost profits).

13.          Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13 and Sections 5(e), 5(f), 5(g), 12, 15, 16, 17, 18, 19, 20 and 21 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.          Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.          Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Convertible Notes or Claims arising under the Convertible Notes other than in accordance with the express terms of this Agreement.  If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  The agreements, representations, and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.          No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

17.          Prior Negotiations; Entire Agreement.

The Convertible Notes Agreement and this Agreement, including the exhibits and schedules hereto (including the Term Sheet), constitutes the entire agreement of the Parties and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Noteholder shall continue in full force and effect in accordance with their terms; provided, however, that this Agreement supersedes the Convertible Notes Agreement solely to the extent this Agreement is expressly inconsistent with the Convertible Notes Agreement.

18.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

19.          Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail or overnight courier (including via Fedex, DHL, UPS, etc.) to the following addresses:

                                 (1)          If to the Company, to:

VIVUS, Inc.
900 East Hamilton Avenue, Suite 550.
Campbell, CA 95008
Attn: John Amos

(amos@vivus.com)
John L. Slebir
(slebir@vivus.com)

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Matt Barr, Esq.

(matt.barr@weil.com)

Gabriel A. Morgan, Esq.

(gabriel.morgan@weil.com)

Natasha S. Hwangpo, Esq.

(natasha.hwangpo@weil.com)

(2)           If to the Supporting Noteholder, or a transferee thereof, to the address set forth below the Supporting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:   Oscar N. Pinkas, Esq.

(oscar.pinkas@dentons.com)

Brian E. Greer, Esq.

(brian.greer@dentons.com)

Lauren Macksoud

(lauren.macksoud@dentons.com)

Any notice given by electronic mail, or overnight courier (including via Fedex, DHL, UPS, etc.) shall be effective when received.  Any notice given by electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

20.          No Solicitation; Representation by Counsel; Adequate Information.

(a)           This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases.  The acceptances of any Supporting Noteholder with respect to the Plan will not be solicited until such Supporting Noteholder has received the Disclosure Statement and related ballots and solicitation materials. In addition, this Agreement is not and shall not be deemed an offer with respect to the issue or sale of securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b)           Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)           The Supporting Noteholder acknowledges, agrees, and represents to the other Parties that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (ii) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, (iii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring, such securities have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Supporting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iv) has such knowledge and experience in financial and business matters that such Supporting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

21.          No Waiver of Participation and Preservation of Rights.

(a)           For the avoidance of doubt, nothing in this Agreement shall limit any rights of any Party, subject to applicable law and the agreements contained in any Definitive Document to (a) initiate, prosecute, appear, or participate as a party in interest in any contested matter or adversary proceeding to be adjudicated in the Chapter 11 Cases so long as such initiation, prosecution, appearance or participation and the position advocated in connection therewith are not inconsistent with this Agreement or the Definitive Documents, (b) object to any motion to approve or confirm, as applicable, any other plan of reorganization, sale transaction, or any motion related thereto filed in the Chapter 11 Cases, to the extent the terms of any such motions, plans or transactions are inconsistent with this Agreement or any Definitive Document, (c) appear as a party in interest in the Chapter 11 Cases for the purpose of contesting whether any matter of fact is or results in a breach of, or is inconsistent in any material respect with this Agreement or any Definitive Document, and (d) file a proof of claim, if required.

(b)           Except as provided in any Definitive Document, nothing herein or therein is intended to, does or shall be deemed in any manner to, waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including Claims against the Company.  Without limiting the foregoing in any way, if this Agreement is terminated in accordance with it terms for any reason, each Party fully reserves any and all of its respective rights, remedies and interests.

22.          Time is of the Essence.

The Parties acknowledge and agree that time is of the essence and that they must each use commercially reasonable efforts to effectuate and consummate the Restructuring Transaction as soon as reasonably practicable.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

VIVUS, INC.

By:	/s/ Mark Oki
Name:	Mark Oki
Title:	Senior Vice President, Chief Financial Officer & Chief Accounting Officer

VIVUS PHARMACEUTICALS LIMITED

By:	/s/ Mark Oki
Name:	Mark Oki
Title:	Treasurer & Chief Financial Officer

VIVUS B.V.

By:	/s/ Mark Oki
Name:	Mark Oki
Title:	Managing Director A

VIVUS DIGITAL HEALTH CORPORATION

By:	/s/ Mark Oki
Name:	Mark Oki
Title:	Chief Financial Officer

[Signature Page to Restructuring Support Agreement]

ICAHN ENTERPRISES HOLDINGS L.P. (DBA IEH BIOPHARMA LLC),

IN ITS CAPACITY AS SUPPORTING NOTEHOLDER

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President

Principal Amount of Convertible Notes:  $170,165,000.00

Number of Common Stock (as applicable):   N/A

Notice Address:

Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC)

16690 Collins Avenue — Penthouse Suite

Sunny Isles Beach, FL 33160

Attention: Keith Cozza

Email: kcozza@ielp.com

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

TERM SHEET

VIVUS, Inc.

THIS PRELIMINARY TERM SHEET (THIS “RSA TERM SHEET”) SUMMARIZES TERMS AND CONDITIONS OF A PROPOSED RESTRUCTURING OF THE DEBTORS (AS DEFINED BELOW). THE TERMS SET FORTH IN THIS RSA TERM SHEET ARE BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING OF THE DEBTORS. THE PROPOSED RESTRUCTURING DESCRIBED HEREIN WOULD BE IMPLEMENTED BY MEANS OF A “PREARRANGED” PLAN OF REORGANIZATION, FOR THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (AS DEFINED BELOW). THIS RSA TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS DOCUMENT IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS RSA TERM SHEET (THE “RESTRUCTURING TRANSACTIONS”) ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, THE RSA (AS DEFINED BELOW), ACCEPTABLE DUE DILIGENCE TO IEH’S SATISFACTION, EXECUTED DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN, APPROPRIATE DISCLOSURE MATERIAL AND RELATED DOCUMENTS.

1.             Defined Terms(1)

Debtors:

VIVUS, Inc. (“VIVUS”), Vivus Pharmaceuticals Limited, Vivus B.V., and Vivus Digital Health Corporation, as to each on or prior to the Effective Date (collectively, the “Company” or the “Debtors”). The Debtors constitute all affiliates and subsidiaries of VIVUS.

The Debtors, as reorganized pursuant to the Plan on the Effective Date, shall be the “Reorganized Debtors.”

Supporting Noteholder:

Icahn Enterprises Holdings L.P. (dba IEH Biopharma LLC) (“IEH” or “Supporting Noteholder”) as the holder of the 4.50% Convertible Senior Notes due 2020 (the “Convertible Notes” and all Claims under that certain Indenture, dated as of May 21, 2013 or related thereto, the “Convertible Note Claims”).

Secured Noteholders:

Holders of the 10.375% Senior Secured Notes due 2024 (the “Secured Notes” and all Claims under that certain Indenture, dated as of June 8, 2018 or related thereto, the “Secured Note Claims” and the holders thereof, the “Secured Noteholders”).

Interests:

Collectively, (a) any equity security as defined in section 101(16) of the Bankruptcy Code, (b) any other instrument evidencing an ownership interest, whether or not transferable, (c) any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest, and (d) any and all Claims that are otherwise determined by the

(1)         Capitalized terms used but not defined herein shall have the meanings ascribed to them, as applicable in the RSA (as defined herein).

Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest (the “Interests”).

General Unsecured Claims:	Any general unsecured claim that is not separately classified under the Plan (“General Unsecured Claims”).

DIP Facility:

If desirable (as determined by the Debtors and the Supporting Noteholder), senior secured super-priority debtor-in-possession priming loan facility (the “DIP Facility”) to be provided by IEH, subject to customary market testing, to the Debtors during their chapter 11 cases (the “Chapter 11 Cases”) in an amount agreed to by the Debtors, IEH as lender (the “DIP Lender”) and agent (if any) (the “DIP Agent”) under the DIP Facility in its sole discretion.

Exit Facility:

A new first lien credit facility to be provided by IEH to the Reorganized Debtors on the Effective Date on the terms reflected in the Exit Financing Commitment Letter (as defined herein) and otherwise as acceptable to the Debtors and IEH, as lender (the “Exit Lender”) and agent (if any) (the “Exit Agent”) under the Exit Facility, each in their sole discretion. The Exit Facility shall provide for a backstop fee acceptable to the Debtors and IEH in their sole respective discretion.(2)

Plan:

The Debtors’ Joint Prearranged Chapter 11 Plan of Reorganization (as may be amended, modified, or supplemented, the “Plan”) and any documents concerning the Plan, including any Plan supplement (collectively, the “Plan Documents”) that are in accordance with the terms and conditions of this Term Sheet and the Restructuring Support Agreement (as amended from time to time, the “RSA”) and otherwise as reasonably acceptable to the Debtors and the Supporting Noteholder.

2.             Restructuring Terms

Refinancing / Chapter 11 Toggle:

If the Company is unable to refinance and pay in full in cash all amounts due and owing under the Convertible Notes (as well as the payment in full in cash of all of IEH’s reasonable documented fees and expenses, including attorneys’ fees) (the “Refinancing”) on or before June 30, 2020, the Company and the Supporting Noteholder shall exclusively pursue the Restructuring Transactions and commence the Chapter 11 Cases no later than July 13, 2020 (the “Toggle”).

DIP Facility Claims:(3)	To be paid in full in cash on the effective date of the Plan (the “Effective Date”) with the proceeds of the Exit Facility.

(2)         IEH to provide an Exit Facility Term Sheet upon receipt and review of outstanding requested diligence materials, but prior to June 30, 2020.

(3)         The DIP Facility can be upsized to refinance the Secured Notes upon entry of the Final DIP Order (defined below) at the sole discretion of the DIP Lender and DIP Agent.

2

Administrative Expenses:

Except to the extent a holder of an Allowed(4) administrative expense claim already has been paid during the Chapter 11 Cases or such holder, together with the Debtors and the Supporting Noteholder, agrees to less favorable treatment with respect to such holder’s claim, each holder of an Allowed administrative expense claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, its administrative expense claim, cash equal to the unpaid portion of its Allowed administrative expense claim, to be paid on the latest of: (a) the Effective Date, or as soon as reasonably practicable thereafter, if such administrative expense claim is Allowed as of the Effective Date; (b) the date such administrative expense claim is Allowed, or as soon as reasonably practicable thereafter; (c) the date such Allowed administrative expense claim becomes due and payable, or as soon as reasonably practicable thereafter; provided, however, that Allowed administrative expense claims that arise postpetition in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business as permitted by the DIP Facility, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions; or (d) such other date as may be agreed upon between the Debtors (with the reasonable consent of the Supporting Noteholder) or the Reorganized Debtors, as the case may be and the holder of such Allowed administrative expense claim.

Fee Claims shall be treated separately and are not subject to the above.

Priority Tax Claims:

Except to the extent a holder of an Allowed priority tax claim, together with the Debtors and the Supporting Noteholder, agrees to a different treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed priority tax claim, each such holder shall be paid, at the option of the Debtors, with the reasonable consent of the Supporting Noteholder, the unpaid portion of the Allowed priority tax claim to the extent such claims are Allowed, (i) in the ordinary course of the Debtors’ business, consistent with past practice; provided, however, that in the event any portion of any such claim becomes due during the pendency of the Chapter 11 Cases and remains unpaid as of the Effective Date, the holder of such claim shall be paid in full in cash on the Effective Date, or (ii) in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to Section 1129(a)(9)(C) of Title 11 of the

(4)   “Allowed” means with reference to any Claim or Interest, (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (ii) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order, or (iii) any Claim or Interest expressly Allowed under the Plan; provided, however, that notwithstanding the foregoing, (x)  the Allowed amount of Claims shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

3

United States Code (the “Bankruptcy Code”).

Other Priority Claims:

Except to the extent that a holder of an Allowed other priority claim, together with the Debtors and the Supporting Noteholder, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed other priority claim, each such holder shall be paid, to the extent such claim has not already been paid during the Chapter 11 Cases, in full in cash in the ordinary course of business by the Debtors or the Reorganized Debtors, as applicable, on or as soon as reasonably practicable after (i) the Effective Date, (ii) the date on which such other priority claim against the Debtor becomes Allowed, or (iii) such other date as may be ordered by the United States Bankruptcy Court for the District of Delaware or other venue agreed by the Supporting Noteholder and the Debtors (the “Bankruptcy Court”).

Fee Claims

All estate-retained professionals shall (i) file, on or before the date that is thirty (30) days after the Effective Date, their respective applications for final allowances of compensation for services rendered, and reimbursement of expenses incurred, postpetition and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) allowing any such postpetition, estate-retained professional fee and expense claim (each, a “Fee Claim”); provided, however, that any payment in respect of a final fee application shall be made after the entry of a Final Order approving such application and delineating the unpaid portion of fees and expenses with respect to such estate-retained professional. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.
On or before the Effective Date, the Debtors shall establish an escrow account to pay fees and expenses of estate-retained professionals (the “Fee Escrow Account”). On the Effective Date, the Debtors shall fund the Fee Escrow Account with Cash equal to the estate-retained professionals’ good faith estimates of their actual, unpaid Fee Claims as of the Effective Date; provided that the professionals shall deliver such good faith estimate and a detailed calculation thereof to the Debtors and counsel to the Supporting Noteholder no later than five (5) Business Days prior to the Effective Date. Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full. The Fee Escrow Account shall be held in trust for estate-retained professionals and for no other parties until all Fee Claims Allowed by the Bankruptcy Court have been paid in full. To the extent surplus funds remain in the Fee Escrow Account after all Fee Claims have been resolved by the Court or settled, such funds shall be returned to the Reorganized Debtors.

4

Secured Note Claims:

Unless otherwise agreed in writing amongst the Company, the Supporting Noteholder and the Secured Noteholders prior to the Petition Date (as defined below):

•      If the class of Secured Note Claims votes to accept the Plan and provide the releases and exculpations therein, the Secured Noteholders shall receive payment of outstanding principal, interest and reasonable expenses on the Effective Date, but shall be deemed to have expressly waived the right to recover, and shall not receive any distribution on account of, any penalty, fee or premium under the Secured Notes for redemption, change of control or otherwise.

•      If the class of Secured Note Claims does not vote to accept the Plan and provide the releases and exculpations therein, the Secured Noteholders shall, at the option of Supporting Noteholder receive new secured notes subordinate to the Exit Facility in an amount, tenor, term and rate acceptable to the Company and the Supporting Noteholder and approved by the Bankruptcy Court (the “New Notes”).

Convertible Note Claims:

The RSA and the Plan shall provide that all obligations in respect of the Convertible Notes constitute Allowed claims in an amount agreed between the Debtors and the Supporting Noteholder, which shall not be less than $169,165,000.00 plus accrued interest, fees and expenses (including the IEH and Trustee’s reasonable fees and expenses). The Convertible Notes shall be exchanged for (a) 100% of the equity in the Reorganized Debtors and (b) payment in cash of accrued and unpaid interest (and accrued and unpaid IEH and Trustee reasonable fees and expenses).

General Unsecured Claims:

Except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment with the Debtors and the Supporting Noteholder, Allowed General Unsecured Claims shall be paid from a segregated account (the “GUC Account”) containing an amount sufficient to pay the amount of Allowed General Unsecured Claims in full in cash on the later of the Effective Date or when they become Allowed (such amount, the “GUC Amount”). The Court shall enter a bar date order establishing a date by which all known, unknown, liquidated or contingent General Unsecured Claims must be filed.(5)

Intercompany Claims:	Intercompany Claims shall be reinstated, cancelled or compromised as determined by the Reorganized Debtors.

Claims Subordinated Under Section 510 of the

“Subordinated Claims” means any claims arising from rescission of a purchase or sale of a security of the Company or an affiliate of the Company, for damages arising from the purchase or sale of a security

(5)   The Supporting Noteholder may determine, by no later than July 6, 2020, in its sole discretion to eliminate the bar date process and GUC Account and permit all Allowed General Unsecured Claims to be paid in the ordinary course of business; provided, that to the extent the Supporting Noteholder determines to revert to such a timeline, the Milestones (including for the avoidance of doubt, the Petition Date) shall be modified as mutually agreed by the Debtors and the Supporting Noteholder.

5

Bankruptcy Code:

of the Company or an affiliate of the Company, or for indemnification, reimbursement or contribution allowed under section 502 on account such a Claim. Subordinated Claims (i) shall not constitute General Unsecured Claims (or any other class of claim), and (ii) shall not receive any distributions under the Plan; provided however, holders of Subordinated Claims may participate in the 9019 Settlement (defined below) if the Conditions (defined below) are satisfied. The Company shall obtain a Bankruptcy Court order subordinating any proofs of claims concerning Subordinated Claims to General Unsecured Claims prior to entry or in the Confirmation Order.

The Company’s schedules and statements of financial affairs shall provide that all Subordinated Claims are subordinated to the level of Interests.

Classification of Interests	All Interests shall be disallowed and shall be canceled under the Plan; provided however, holders of Interests may participate in the 9019 Settlement if the Conditions are satisfied.

9019 Settlement:

The Plan shall provide for (and the Confirmation Order shall approve) a settlement in accordance with Federal Rule of Bankruptcy Procedure 9019 (the “9019 Settlement”) which shall provide as follows:

In the event the Conditions are satisfied, with respect to a holder of issued and outstanding common stock of VIVUS (the “Existing Stock”) as of the Petition Date (the “Stock Record Date”), such holder of Existing Stock shall receive, in exchange for the surrender or cancellation of such Interests and for the release by such holders of the Released Parties and exculpation of the Exculpated Parties, its pro rata share of (a) $5 million and (b) a non-transferable contractual contingent value right in form and substance acceptable to the Supporting Noteholder (the “Contingent Value Right”) to earn another $2 per share on the date that is two years following the Effective Date if financial metrics agreed to by the Debtors and Supporting Noteholder have been achieved, including the Reorganized Debtors’ achieving Adjusted EBITDA projections of $32.3 million in 2021 and $66.2 million in 2022 (collectively, the “Existing Stock Distributions”).

A holder of Existing Stock or of a Subordinated Claim on the Stock Record Date or thereafter that fails to satisfy the following conditions (collectively, the “Conditions”) shall not be entitled to receive its pro rata portion of the Existing Stock Distribution and the pro rata portion of the Existing Stock Distribution shall be cancelled and the total Existing Stock Distributions reduced accordingly: (a) takes any direct or indirect action to object to, contest, frustrate, delay or interfere with the transactions contemplated by the DIP Facility, Exit Facility, Plan or RSA, (b) opts out of the voluntary releases and exculpations set forth in the Plan, (c) asserts a claim (including a proof of claim) or cause of action against the Company or the Company’s directors or officers for damages related to the purchase and sale of a security of the Company or an affiliate of the Company or (d) seeks to form or serve upon an

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equity committee.

Management Incentive Plan:

The Plan will establish a management incentive plan to be mutually agreed by the Debtors and the Supporting Noteholder prior to the Petition Date. For the avoidance of doubt, the management incentive plan shall include synthetic equity interests in place of, but will not include, any stock or options for stock in the Reorganized Debtors.

Survival of Indemnification Obligations and D&O Insurance

Any claims relating to obligations (including indemnification obligations) of the Company pursuant to corporate charters, bylaws, limited liability company agreements, or any other documents to current and former managers, officers, directors, agents, and/or employees with respect to all present and future actions, suits, claims and proceedings against the Company or such managers, officers, directors, agents, and/or employees, based upon any claim or cause of action, act or omission, or other circumstance relating to a period of time or that occurred or accrued on or prior to the Effective Date are subject to the Supporting Noteholder’s ongoing diligence, and treatment thereof shall be agreed to by the Company and the Supporting Noteholder by no later than the Diligence Deadline (defined below).

Notwithstanding the foregoing, on and after the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions on or after the Effective Date. The purchase or binding of any insurance policy, tail policy or runoff policy for directors and/or officers is subject to ongoing diligence, and treatment thereof shall be agreed to by the Company and the Supporting Noteholder by no later than the Diligence Deadline (defined below).

D&O Compensation / Key Employee Incentive Plan

Prior to the Petition Date, the Company shall have caused and each director or officer of the Company shall have consented to, in an executed agreement acceptable to the Debtors and the Supporting Noteholder (each in its sole discretion), a waiver of any rights or payments in respect of compensation other than guaranteed salary or fees and reasonable expenses (for example, waiving incentive bonuses or payments upon a change of control) for any transaction or circumstance on or after the execution of the RSA and on or through the Effective Date, and the Company shall not make any such payment or alter the terms of director or officer compensation during such period.

The Plan shall provide for a Key Employee Incentive Plan to pay a bonus to key executives of the Company on the Effective Date of the Plan, which Key Employee Incentive Plan shall be in form and substance acceptable to the Debtors and the Supporting Noteholder,

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each in its sole discretion.

Private Company Status:	The Reorganized Debtors shall be a private, non-SEC reporting company on the Effective Date. All securities issued under the Plan will be exempt from SEC registration.

Diligence:

The Supporting Noteholder’s obligations under this RSA Term Sheet are expressly subject to and conditioned upon its reaffirming the RSA Term Sheet in writing after the completion of due diligence in the sole discretion of the Supporting Noteholder on or before July 6, 2020 (the “Diligence Deadline”); provided, however, that the RSA Term Sheet will be reaffirmed if the Supporting Noteholder does not indicate otherwise in writing on or before July 6, 2020.

The Debtors shall use their commercially reasonable efforts to respond to all Supporting Noteholder due diligence as soon as practicable.

Tax:

The Plan is intended to meet the requirements of Section 382(l)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Debtors shall take no action inconsistent with such treatment (other than as required or contemplated by the Restructuring Transactions or the RSA). The Plan and any related restructuring transactions shall, to the extent possible, be structured to preserve the value of all of the Company’s Tax Attributes, in a tax efficient manner for the benefit of the Supporting Noteholder and such structuring shall be reasonably acceptable to Supporting Noteholder.

Milestones:

On or before May 31, 2020, the Debtors and the Supporting Noteholder must execute the RSA, which shall be in form and substance acceptable to the Debtors and the Supporting Noteholder.

If as of 11:59 p.m. prevailing Eastern Time on June 30, 2020, the Company has not completed the Permitted Refinancing, the following Toggle milestones (which shall be included in the DIP Facility and RSA) shall apply:

1.     On or before July 9, 2020, the Debtors and IEH, as Exit Lender, shall execute a commitment letter for the Exit Facility (the “Exit Financing Commitment Letter”) which shall be included in the RSA by amendment and the Plan (in the Plan supplement), and shall be satisfactory in all respects to the Supporting Noteholder, DIP Lender, DIP Agent and IEH as lender under the Exit Facility;

2.     The Debtors shall commence the respective prearranged Chapter 11 Cases in the Bankruptcy Court no later than July 13, 2020 (such date the cases are commenced, the “Petition Date”;

3.     The Debtors shall file their Schedules of Assets and Liabilities and Statements of Financial Affairs no later than seven (7) business days after the Petition Date;

4.     The Debtors shall file a motion on the Petition Date establishing a

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bar date forty-five (45) calendar days after the Petition Date;

5.     The Court shall enter an order establishing the requested bar date no later than five (5) business days after the Petition Date;

6.     Each Debtor shall file the Plan, and an accompanying disclosure statement (the “Disclosure Statement”), which Disclosure Statement shall be reasonably acceptable in form and substance to the Debtors and the Supporting Noteholder, in the Chapter 11 Cases by no later than the Petition Date;

7.     The Debtors shall file a motion seeking approval of the DIP Facility on the Petition Date;

8.     An interim order of the Bankruptcy Court in form and substance acceptable to DIP Agent and DIP Lender in their sole discretion, approving the DIP Facility and authorizing the use of cash collateral in accordance with the Budget (the “Interim DIP Order”) shall be entered in the Chapter 11 Cases by no later than five (5) business days after the Petition Date, and shall not be reversed, vacated, stayed, appealed, or subject to a request for a new trial, reargument, or rehearing as of the entry of the Final DIP Order;

9.     The No Trading Order (as defined in the RSA) shall have been entered by the Bankruptcy Court by no later than three (3) calendar days after the Petition Date, and shall become a Final Order by no later than thirty-five (35) calendar days thereafter;

10.  A Final Order of the Bankruptcy Court, in form and substance reasonably acceptable to the Supporting Noteholder, approving assumption of the RSA (as amended to reflect the final RSA Term Sheet just prior to the Petition Date) and the Termination Fee shall be entered in the Chapter 11 Cases by no later than thirty-five (35) calendar days after the Petition Date;

11.  An order of the Bankruptcy Court in form and substance acceptable to the DIP Agent and the DIP Lender in their sole discretion, approving the DIP Facility and authorizing the use of cash collateral in accordance with the budget approved by DIP Lender and DIP Agent (the “Final DIP Order”, and together with the Interim DIP Order, the “DIP Orders”) shall be entered in the Chapter 11 Cases by no later than thirty-five (35) calendar days after the Petition Date, and shall not be reversed, vacated, stayed, appealed, or subject to a request for a new trial, reargument, or rehearing as of the Effective Date;

12.  An order approving the Disclosure Statement, which shall be reasonably acceptable in form and substance to the Supporting Noteholder, shall be entered in the Chapter 11 Cases by no later than thirty-five (35) calendar days after the Petition Date;

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13.  An order confirming the Plan, which shall be acceptable in form and substance to Supporting Noteholder, shall be entered in the applicable Chapter 11 Cases by no later than seventy-five (75) calendar days after the Petition Date; and

14.  The Effective Date shall occur no later than ninety (90) calendar days after the Petition Date; provided however, that the Company and Supporting Noteholder shall use commercially reasonable efforts to cause the Effective Date to occur as soon as is practicable after the entry of the Confirmation Order (including seeking waiver of any stay to consummate the Plan).

Conditions Precedent to Confirmation of the Plan

Conditions precedent to confirmation of the Plan shall include, but not be limited to, the following:

•      The Company shall not have breached, defaulted upon (and failed to cure, if applicable) or failed to satisfy any of its obligations within any applicable grace period (including the “Milestones”) in the RSA, RSA Term Sheet, Plan, Plan Documents, or DIP Facility documents without the consent or express waiver in writing of the Supporting Noteholder.

•      (i) Since January 1, 2013, there shall have been no “ownership change” of the Company (within the meaning of Section 382 of the Code), other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate(6) thereof on or after April 4, 2020, and (ii) since January 1, 2020, the Company shall not have (x) amended any of its income tax returns, (y) filed any income tax return in a manner inconsistent with past practice (unless otherwise required by law) or (z) disposed of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated

(6)   “Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For purposes of this definition, with respect to any Person in which IEH does not (i) beneficially own, either directly or indirectly, more than fifty percent (50%) of (x) the total combined voting power of all classes of voting securities of such Person, (y) the total combined equity interests or (z) the capital or profit interests, in the case of a partnership, or (ii) otherwise have the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, IEH shall only be deemed to control such Person to the extent that, with respect to any particular matter, IEH or its other Affiliates, or IEH’s or such Affiliate’s employees, in their capacities as a shareholder, director, manager or general partner (or similar position) of such Person have voted or consented to take action, or encouraged others to vote or consent to take action (or take action if no vote or consent is required) with respect to such matter. “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.  For the avoidance of doubt, Affiliate shall not include the Company.

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by the Restructuring Transactions or the RSA), in each case to the extent such action would impair the value or availability for use of the Company’s Tax Attributes.

•      The Fee Escrow Account and the GUC Account shall have been formed.

Conditions Precedent to the Effective Date

Conditions precedent to the Effective Date shall include, but not be limited to, the following:

•                  The Company shall not have breached, defaulted upon (and failed to cure, if applicable) or failed to satisfy any of its obligations within any applicable grace period (including the “Milestones”) in the RSA, RSA Term Sheet, Plan, Plan Documents, or DIP Facility documents without the consent or express waiver in writing of the Supporting Noteholder.

•                  (i) Since January 1, 2013, there shall have been no “ownership change” of the Company (within the meaning of Section 382 of the Code), other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020, and (ii) since January 1, 2020, the Company shall not have (x) amended any of its income tax returns, (y) filed any income tax return in a manner inconsistent with past practice (unless otherwise required by law) or (z) disposed of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions or the RSA), in each case to the extent such action would impair the value or availability for use of the Company’s Tax Attributes.

•                  The Exit Facility shall have closed and funded on the terms of the Exit Financing Term Sheet.

•                  The Fee Escrow Account and the GUC Account shall have been funded.

•                  The New Notes shall have been issued to the extent the Secured Noteholders do not vote in favor of and provide the releases and exculpations under the Plan.

•                  The Plan and confirmation order shall provide that all General Unsecured Claims are discharged and shall receive no consideration or distributions other than the GUC Amount from the GUC Account.

No Waiver Without Consent

The conditions precedent to confirmation of the Plan and the Effective Date may not be waived, in whole or in part, without the express, prior written consent of the Debtors and the Supporting Noteholder, each in its sole discretion.

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IEH and Trustee Fees and Expenses:

The RSA and Plan shall provide that the Debtors shall pay all of IEH’s and the indenture trustee for the Convertible Notes’ (the “Trustee”) documented and reasonable fees and expenses in full in Cash upon invoice (the “IEH Expenses”).

Releases by Debtors:

As of the Effective Date and to the maximum extent permitted by law, except for the rights and remedies that remain in effect from and after the Effective Date, including as expressly provided in the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties(7) shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Debtors’ estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other persons or entities that may purport to assert any causes of action derivatively, by or through the foregoing persons or entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action, losses, remedies, or liabilities whatsoever, including any derivative claims or causes of action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities laws or otherwise that the Debtors, the Reorganized Debtors, or the Debtors’ estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of a claim or Interest or other person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their Chapter 11 cases, the purchase, sale, issuance, cancellation or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of claims and Interests before or during the Debtors’ Chapter 11 cases, the Restructuring Transactions, the DIP Facility, the

(7)         “Released Parties” means, collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Supporting Noteholder, (iv) the Convertible Notes Trustee, (v) the DIP Agent, (vi) the DIP Lender, (vii) the Exit Agent, (viii) the Exit Lender, and (ix) with respect to each of the foregoing Persons in clauses (i) through (viii), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers and directors, principals, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.  Notwithstanding the foregoing, any Person that opts out of the releases by the Releasing Parties set forth in the Plan shall not be deemed a Released Party hereunder.

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Exit Facility, the negotiation, formulation, preparation or consummation of the Plan (including the Plan supplement), the RSA and any exhibits or documents relating thereto, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that claims or causes of action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, recklessness, or willful misconduct as determined by a Final Order(8) shall not be released. Notwithstanding the foregoing, the Debtors’ right to object to or seek the subordination of any claim related to the purchase and sale of a security under Section 510(b) of the Bankruptcy Code shall not be released.

Releases by Releasing Parties:

As of the Effective Date and to the maximum extent permitted by law, except for the rights and remedies that remain in effect from and after the Effective Date, including as expressly provided in the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring Transactions, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by (collectively, the “Releasing Parties”) the (i) holders of all claims or Interests who do not opt out of the releases under the Plan, (ii) holders of all claims or Interests that are unimpaired under the Plan, (iii) the holders of all claims whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iv) the holders of all claims who vote to reject the Plan but do not opt out of granting the releases set forth herein, (v) the holders of all claims who are deemed to reject the Plan and who do not file a timely objection to the releases provided for in the Plan, (vi) the holders of all claims or Interests who were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out, (vii) the Supporting Noteholder, (viii) the Secured Noteholders, (ix) the Secured Notes Trustee, (x) the Convertible Notes Trustee, (xi) the Exit Agent, (xii) the Exit Lender, (xiii) the DIP Lenders, and (xiv) the DIP Agent from any and all claims, interests, obligations, suits, judgments,

(8)         “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous federal or local rule of bankruptcy procedure (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

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damages, demands, debts, rights, causes of action, liens, remedies, losses, contributions, indemnities, costs, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Debtors’ estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities law or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or Interest or other person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or the Debtors’ estates, their Chapter 11 cases, the purchase, sale, issuance, cancellation or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the Restructuring Transactions, the restructuring of any Claim or Interest before or during the Debtors’ Chapter 11 cases, the DIP Facility, the Exit Facility, the RSA, the Plan Documents and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, or any other relief obtained by the Debtors in their Chapter 11 cases; provided, however, with the exception of claims or causes of action or defenses arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence, recklessness, or willful misconduct as determined by a Final Order; provided further, however, any Person that receives consideration in the 9019 Settlement shall have provided releases notwithstanding (and shall not be entitled to rely upon) the prior proviso.

Exculpation:

To the fullest extent permitted by applicable law, no Exculpated Party(9) shall have or incur, and each Exculpated Party is hereby exculpated from, any claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, loss, remedy, or liability for any claim, solely to the extent released in the “Releases by Debtors” and Releases

(9)   “Exculpated Parties” means, collectively, and in each case in their capacities as such during the Chapter 11 Cases, (i) the Debtors, (ii) Supporting Noteholder, (iii) Convertible Notes Trustee, (iv) DIP Lender, (v) DIP Agent, (vi) Exit Lender, (vii) Exit Agent, and (viii) with respect to each of the foregoing Persons in clauses (i) through (viii) all of their respective predecessors, successors and permitted assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective equity holders (including shareholders), regardless of whether such interests are held directly or indirectly, current and former officers, directors, principals, stockholders, members, partners, employees, managers, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.  Notwithstanding the foregoing, any Person that opts out of the releases by the Releasing Parties set forth in the Plan shall not be deemed an Exculpated Party hereunder.

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by Releasing Parties” immediately above, in connection with or arising out of the administration of the Debtors’ Chapter 11 cases, the negotiation and pursuit of the DIP Facility, the Exit Facility, the Key Employee Incentive Plan, the Disclosure Statement, the RSA, the Restructuring Transactions, and the Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the occurrence of the Effective Date, the administration of the Plan or the property to be distributed under the Plan; the cancellation or issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; other than claims or causes of action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, gross negligence, recklessness or willful misconduct as determined by a Final Order, but such entities shall be entitled to assert the defense that it reasonably relied upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of Title 11 of the United States Code (the “Bankruptcy Code”) with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

Injunction:

The confirmation order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, losses, or liabilities released or discharged pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities released or exculpated in the Plan.

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EXHIBIT B

FORM OF JOINDER AGREEMENT FOR SUPPORTING NOTEHOLDER

This Joinder Agreement (the “Joinder Agreement”) to the Restructuring Support Agreement, dated as of May [•], 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Agreement”), by and among the Company, and the holder of certain principal amounts outstanding under the Convertible Notes Indenture (together with their respective successors and permitted assigns, the “Supporting Noteholder”) is executed and delivered by            (the “Joining Party”) as of [•], 2020.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.             Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.             Representations and Warranties.  With respect to the aggregate principal amount of the Convertible Notes, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Supporting Noteholder set forth in Section 7 of the Agreement to each other Party to the Agreement.

3.             Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that an applicable Plan Document provides otherwise, the rights, duties, and obligations arising under the Joinder Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof that would require the application of the law of any other jurisdiction.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by Section 11(b) of the Agreement shall be brought in the Bankruptcy Court and each of the Parties (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

SUPPORTING NOTEHOLDER

[•]

By:

Name:

Title:

Principal Amount of Convertible Notes: $

Number of Common Stock (as applicable):

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

VIVUS, INC., on behalf of itself and its direct and indirect subsidiaries

By:
Name:
Title:

[Signature Page to Joinder Agreement]